UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: November 1, 2019

(Date of earliest event reported)

Riverview Financial Corporation

(Exact name of registrant as specified in its charter)

Pennsylvania	001-38627	38-3917371
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3901 North Front Street, Harrisburg, PA	17110
(Address of principal executive offices)	(Zip Code)

(717) 957-2196

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	RIVE	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2) of this chapter.)

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events.

On November 1, 2019, Riverview Bank (the “Bank”), the wholly-owned subsidiary of Riverview Financial Corporation (the “Company”), completed its previously announced sale (the “Branch Sale”) of the Bank’s Trevorton Branch, located at 450 West Shamokin Street, Trevorton, Pennsylvania, to The Gratz Bank, pursuant to a Purchase and Assumption Agreement, dated June 11, 2019, between the Bank and The Gratz Bank.

In the Branch Sale, the Bank sold the Trevorton Branch and related liabilities to The Gratz Bank, including approximately $12.9 million in deposits and $113.5 thousand in premises, furniture and equipment. The Bank expects to record a gain on the Branch Sale, net of expenses, of approximately $200 thousand. All loans associated with the Trevorton Branch will remain with the Bank, with the exception of those collateralized by sold deposit accounts. In concert with the Branch Sale, the Bank closed and consolidated its Altoona and Berlin offices with existing locations on October 4, 2019, in order to improve operating efficiencies and redefine its presence into emerging growth markets.

Riverview Bank serves the Pennsylvania market areas of Berks, Blair, Bucks, Centre, Clearfield, Cumberland, Dauphin, Huntingdon, Lebanon, Lehigh, Lycoming, Perry, Schuylkill and Somerset Counties through 27 community banking offices and four limited purpose offices. Each office, interdependent with the community, offers a comprehensive array of financial products and services to individuals, businesses, not-for-profit organizations and government entities. The Company’s common stock trades on the NASDAQ Global Market under the symbol “RIVE”.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

RIVERVIEW FINANCIAL CORPORATION (Registrant)

Dated: November 4, 2019	/s/ Brett D. Fulk
Brett D. Fulk
President and Chief Executive Officer